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                                                                 Exhibit 99h.2

                            FUND ACCOUNTING AGREEMENT


         AGREEMENT made this 1st day of March, 1999, between the INTERNATIONAL CURRENCY FUND (the "Trust"), a Delaware business trust and BISYS FUND SERVICES, INC. ("Fund Accountant"), a corporation organized under the laws of the State of Delaware.

         WHEREAS, Fund Accountant is an affiliate of BISYS Fund Services Ohio, Inc., BISYS Fund Services Limited Partnership and BISYS Fund Services (Ireland) Limited (each such entity and any other entity hereafter providing services under a BISYS Agreement (as defined below) is hereinafter referred to as a "BISYS Entity");

         WHEREAS, concurrently herewith, Fund Accountant and the other BISYS Entities are entering into other agreements to provide services to the Trust, SSgA International Liquidity Fund, SSgA Cash Management Fund PLC (such agreements and any other comparable agreements in effect from time to time being referred to collectively as the "BISYS Agreements");

         WHEREAS, the Trust desires that Fund Accountant perform certain fund accounting services for each investment portfolio of the Trust, all as now or hereafter may be established from time to time (individually referred to herein as the "Portfolio" and collectively as the "Portfolios"); and

         WHEREAS, Fund Accountant is willing to perform such services on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1.       SERVICES AS FUND ACCOUNTANT.

                  (a) MAINTENANCE OF BOOKS AND RECORDS. Fund Accountant will keep and maintain the following books and records of each Portfolio pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

                           (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

                           (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(I) of the Rule;

                           (iii) Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and


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                           (iv)     A monthly trial balance of all ledger
                                    accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

                  (b) PERFORMANCE OF DAILY ACCOUNTING SERVICES. In addition to the maintenance of the books and records specified above, Fund Accountant shall perform the following accounting services daily for each Portfolio:

                           (i) Calculate the net asset value per share using amortized cost pricing or utilizing prices obtained from the sources described in subsection 1(b)(ii) below, as appropriate;

                           (ii) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Portfolio's investment adviser or its designee, as approved by the Trust's Board of Trustees;

                           (iii) Reconcile with the Portfolios' custodian all daily trade activity;

                           (iv) Compute, as appropriate, each Portfolio's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

                           (v) Review daily the net asset value calculation and dividend factor (if any) for each Portfolio prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

                           (vi) Report to the Trust the daily market pricing of securities in any Portfolio, with the comparison to the amortized cost basis;

                           (vii) Determine unrealized appreciation and depreciation on securities held in variable net asset value Portfolios;

                           (viii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

                           (ix) Update fund accounting system to reflect rate changes, as received from a Portfolio's investment adviser, on variable interest rate instruments;

                           (x) Post Portfolio transactions to appropriate categories;

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                           (xi)     Accrue expenses of each Portfolio according
                                    to instructions received from the Trust's
                                    Administrator;

                           (xii) Determine the outstanding receivables and payables for all (1) security trades, (2) Portfolio share transactions and (3) income and expense accounts;

                           (xiii) Provide accounting reports in connection with the Trust's regular annual audit and other audits and examinations by regulatory agencies; and

                           (xiv) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

                  (c)      SPECIAL REPORTS AND SERVICES.

                           (i) Fund Accountant may provide additional special reports upon the request of the Trust or a Portfolio's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                           (ii) Fund Accountant may provide such other similar services with respect to a Portfolio as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                  (d) ADDITIONAL ACCOUNTING SERVICES. Fund Accountant shall also perform the following additional accounting services for each Portfolio:

                           (i) Provide monthly a download (and hard copy thereof) of the financial statements described below, upon request of the Trust. The download will include the following items:

                                    Statement of Assets and Liabilities,
                                    Statement of Operations,
                                    Statement of Changes in Net Assets, and
                                    Condensed Financial Information;

                           (ii)     Provide accounting information for the
                                    following:

                                    (A)      U.S. federal and state income tax
                                             returns, U.S. federal excise tax
                                             returns, U.K. distributor filings
                                             and such other similar regulatory
                                             filings as are deemed necessary or
                                             appropriate by the Trust;

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                                    (B)      the Trust's semi-annual reports
                                             with the Securities and Exchange
                                             Commission ("SEC") on Form N-SAR;

                                    (C)      the Trust's annual, semi-annual and
                                             quarterly (if any) shareholder
                                             reports;

                                    (D)      registration statements on Form
                                             N-1A and other filings relating to
                                             the registration of shares;

                                    (E)      the Administrator's monitoring of
                                             the Trust's status as a regulated
                                             investment company under Subchapter
                                             M of the Internal Revenue Code, as
                                             amended;

                                    (F)      annual audit by the Trust's
                                             auditors; and

                                    (G)      examinations performed by the SEC.

         2.       DELEGATION.

                  The Trust consents to the appointment of Fund Accountant's affiliate BISYS Fund Services (Ireland) Limited ("BISYS Ireland") to provide certain services under this Agreement and the Trust further agrees that Fund Accountant may delegate the responsibility to perform certain services to be provided under this agreement to non-affiliated third parties with the prior express written consent of the Trust, provided that, to the extent that the services delegated involve only such ministerial tasks as are routinely and commonly delegated by similarly situated service providers, such consent shall not be unreasonably withheld; provided, however, that Fund Accountant shall be fully responsible for the acts and omissions of BISYS Ireland and its other delegates and shall not be relieved of any of its responsibilities hereunder by any such delegation.

         3.       COMPENSATION.

                  The Trust shall pay Fund Accountant for the services to be provided by Fund Accountant under this Agreement in accordance with, and in the manner set forth in, Schedule A hereto, as such Schedule may be amended from time to time.

         4.       REIMBURSEMENT OF EXPENSES.

                  In addition to paying Fund Accountant the fees described in
Section 3 hereof, the Trust agrees to reimburse Fund Accountant for the following out-of-pocket expenses incurred in providing services hereunder:

         (a) All freight and other delivery and bonding charges incurred by Fund Accountant in delivering materials to and from the Trust;

         (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Fund Accountant in fulfilling its obligations under this Agreement, other than expenses incurred in communicating with the other BISYS Entities and any other affiliates, or the Trust's investment adviser;


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         (c)      The cost of obtaining security market quotes pursuant to
                  Section l(b)(ii) above;

         (d) The cost of microfilm or microfiche of records or other materials;

         (e) All systems-related expenses associated with the provision of special reports and services pursuant to Section 1(c) herein; and

         (f) Any expenses Fund Accountant shall incur at the written direction of an officer of the Trust thereunto duly authorized.

         5.       EFFECTIVE DATE.

                  This Agreement shall become effective with respect to a Portfolio as of the date first written above (or, if a particular Portfolio is not in existence on that date, on the date such Portfolio commences operation) (the "Effective Date").

         6.       TERM.

                  This Agreement shall continue in effect with respect to a Portfolio, unless earlier terminated by either party hereto as provided hereunder, until March 1, 2000 (the "Initial Term"). Thereafter, if not earlier terminated as herein provided, it shall continue from year to year so long as such continuance with respect to any such Portfolio is approved at least annually by the Trustees of the Trust. Notwithstanding the foregoing, this Agreement may be terminated by either party, without payment of any penalty, at any time with respect to any Portfolio upon not less than 120 days' prior written notice to the other party. Notwithstanding the foregoing, after such termination for so long as Fund Accountant, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Fund Accountant and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. Fund Accountant shall be entitled to collect from the Trust, in addition to the compensation described under Section 3 hereof, the amount of all of Fund Accountant's cash disbursements for services in connection with Fund Accountant's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, Fund Accountant shall deliver to the Trust any Trust documents or records remaining in its possession.

                  Notwithstanding the foregoing, the Trust may terminate this Agreement at any time for Cause, as defined below, without incurring any additional cost. For purposes of this Agreement, the term "Cause" shall mean (i) dishonest statements or acts with respect to the Trust or any affiliate

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thereof; (ii) failure to perform to the reasonable satisfaction of the Trust's
Board of Trustees a substantial portion of Fund Accountant's duties and responsibilities hereunder; (iii) gross negligence or willful misconduct of Fund Accountant with respect to the Trust or any affiliate thereof; or (iv) a material breach by Fund Accountant of any of Fund Accountant's obligations hereunder; provided, however, that the Administrator shall have 30 days to cure any such breach following a written notice from the Company relating to such breach.

         7. STANDARD OF CARE; RELIANCE ON RECORDS AND INSTRUCTIONS; INDEMNIFICATION.

                  Fund Accountant shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by Fund Accountant in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. A Portfolio agrees to indemnify and hold harmless Fund Accountant, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Fund Accountant's actions taken or nonactions with respect to the performance of services under this Agreement with respect to such Portfolio or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Portfolio given or made to Fund Accountant by a duly authorized representative of the Trust; provided that this indemnification shall not apply to actions or omissions of Fund Accountant in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. For purposes of this Agreement, actions or omissions by any BISYS Entity or its employees, agents, directors, officers or nominees made in any capacity shall be deemed to be actions or omissions by Fund Accountant. Any actions or omissions by a person who is both an officer or employee of the Trust and an officer or employee of any BISYS Entity shall be deemed to have been committed solely in such person's capacity as an officer or employee of such BISYS Entity.

         The Trust's agreement to indemnify Fund Accountant, its partners and employees and any such controlling person, as aforesaid, is expressly conditioned upon the Trust being notified of any action brought against Fund Accountant, its partners or employees, or any such controlling person, such notification to be given in accordance with Section 19 hereof within 10 days after the summons or other first legal process shall have been served. The failure to so notify the Trust of any such action shall not relieve the Trust from any liability which the Trust may have to the person against whom such action is brought by reason of any such untrue, or allegedly untrue, statement or omission, or alleged omission, otherwise than with respect to incremental liabilities resulting from such failure. The Trust will be entitled to assume the defense of any suit brought to enforce any such claim, demand or liability, but, in such case, such defense shall be conducted by counsel of good standing chosen by the Trust and approved by Fund Accountant, which approval shall not be unreasonably withheld. In the event the Trust elects to assume the defense of any such suit and retain counsel of good standing approved by Fund Accountant, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the

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Trust does not elect to assume the defense of any such suit, or in case Fund
Accountant reasonably does not approve of counsel chosen by the Trust, the Trust will reimburse Fund Accountant, its partners and employees, or the controlling person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by Fund Accountant or them.

         8.       RECORD RETENTION AND CONFIDENTIALITY.

                  Fund Accountant shall keep and maintain on behalf of the Trust all books and records which the Trust and Fund Accountant is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. Fund Accountant further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

         9.       REPORTS.

                  Fund Accountant will furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by Fund Accountant, or as subsequently agreed upon by the parties pursuant to an amendment hereto.

         10.      RIGHTS OF OWNERSHIP.

                  All computer programs and procedures developed to perform services required to be provided by Fund Accountant under this Agreement are the property of Fund Accountant. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.


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         11.      RETURN OF RECORDS.

                  Fund Accountant may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain Fund Accountant's files, records and documents created and maintained by Fund Accountant pursuant to this Agreement which are no longer needed by Fund Accountant in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by Fund Accountant for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

         12.      REPRESENTATIONS OF THE TRUST.

                  The Trust certifies to Fund Accountant that: (1) as of the close of business on the Effective Date, each Portfolio that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         13.      REPRESENTATIONS OF FUND ACCOUNTANT.

                  Fund Accountant represents and warrants that: (1) the various procedures and systems which Fund Accountant has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and Fund Accountant's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by Fund Accountant and, when executed and delivered by Fund Accountant, will constitute a legal, valid and binding obligation of Fund Accountant, enforceable against Fund Accountant in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         14.      INSURANCE.

                  Fund Accountant shall notify the Trust should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Fund Accountant shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by Fund Accountant under its insurance coverage.


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         15. INFORMATION TO BE FURNISHED BY THE TRUST AND PORTFOLIOS.

                  The Trust has furnished to Fund Accountant the following:

                  (a) Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

                  (b)      Copies of the following documents:

                           (i)      The Trust's Bylaws and any amendments
                                    thereto; and

                           (ii) Certified copies of resolutions of the Board of Trustees covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Fund Accountant thereunder.

                  (c) A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Fund Accountant in all matters.

                  (d) Two copies of the Prospectuses and Statements of Additional Information for each Portfolio.

         16.      INFORMATION FURNISHED BY FUND ACCOUNTANT.

                  (a) Fund Accountant has furnished to the Trust the following:

                           (i)      Fund Accountant's Articles of Incorporation;
                                    and

                           (ii) Fund Accountant's Bylaws and any amendments thereto.

                  (b) Fund Accountant shall, upon request, furnish certified copies of corporate actions covering the following matters:

                           (i)      Approval of this Agreement, and
                                    authorization of a specified officer of Fund
                                    Accountant to execute and deliver this
                                    Agreement; and

                           (ii) Authorization of Fund Accountant to act as fund accountant for the Trust and to provide accounting services for the Trust.

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         17.      AMENDMENTS TO DOCUMENTS.

                  The Trust shall furnish Fund Accountant with written copies of any amendments to, or changes in, any of the items referred to in Section 15 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Trust which might have the effect of changing the procedures employed by Fund Accountant in providing the services agreed to hereunder or which amendment might affect the duties of Fund Accountant hereunder unless the Trust first obtains Fund Accountant's approval of such amendments or changes, such approval not to be unreasonably withheld.

         18.      COMPLIANCE WITH LAW.

                  Except for the obligations of Fund Accountant set forth in
Section 7 hereof, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. Fund Accountant shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

         19.      NOTICES.

                  Any notice, demand, request or other communication which may be required or contemplated herein shall be sufficiently given if (i) given either by facsimile transmission or telex, by reputable overnight delivery service, postage prepaid, or by registered or certified mail, postage prepaid and return receipt requested, to the address indicated below or to such other address as any party hereto may specify as provided herein, or (ii) delivered personally at such address.

If to the Trust:            State Street Global Advisers
                            Almack House
                            28 King Street
                            London, England  SW1Y6QW
                            Attention:  Peter B. Collacott


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                             with a copy to:

                             Geoffrey R.T. Kenyon
                             Goodwin, Procter & Hoar  LLP
                             Exchange Place
                             Boston, MA 02109-2881

If to Fund Accountant        3435 Stelzer Road
                             Columbus, Ohio 43219.
                             Attention: J. David Huber



         21.      LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

                  It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Agreement and Declaration of Trust.

         22.       SEVERAL OBLIGATIONS OF THE PORTFOLIOS.

                   The Trust is a series company with multiple series, the Portfolios, and has entered into this Agreement on behalf of those series, as amended from time to time on notice to the Fund Accountant. With respect to any obligation of the Trust on behalf of any Portfolio arising hereunder, the Fund Accountant shall look for payment or satisfaction of such obligations solely to the assets and property of the Portfolios to which such obligation relates as though the Trust had separately contracted with the Fund Accountant by separate written instrument with respect to each Portfolio. In addition, this Agreement may be terminated with respect to one or more Portfolios without affecting the rights, duties or obligations of any of the other Portfolios.


         23.      ASSIGNMENT.

                  This Agreement and the rights and duties hereunder shall not be assignable with respect to a Portfolio by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.



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         24.      GOVERNING LAW.

                  This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio. No provision of this Agreement shall be deemed to limit the duties or obligations of Fund Accountant or any other BISYS Entity under any other BISYS Agreement.

         25.      FORCE MAJEURE.

                  If the Fund Accountant is prevented, hindered or delayed from or in performing any of its obligations under this Agreement by a Force Majeure Event (as defined below), then:

                  (a)      (i)      the Fund Accountant's obligations under
                                    this Agreement shall be suspended for so long as the Force Majeure Event continues and to the extent that it is so prevented, hindered or delayed;

                           (ii) as soon as possible after the commencement of the Force Majeure Event the Fund Accountant shall notify the Company in writing of the occurrence of the Force Majeure Event, the date of commencement of the Force Majeure Event and the effect of the Force Majeure Event on the Fund Accountant's ability to perform its obligations under this Agreement; and

                           (iii) as soon as possible after the cessation of the Force Majeure Event the Fund Accountant shall notify the Company in writing of the cessation of the Force Majeure Event and shall resume performance of its obligations under this Agreement.

                  (b) If the Force Majeure continues for more than one month after the commencement of the Force Majeure Event either party may terminate this Agreement by giving not less than seven days notice in writing to the other party.

                  (c) "Force Majeure Event" means any event beyond the reasonable control of a party including, without limitation, acts of God, war, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood or storm.


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         26.      MISCELLANEOUS.

                  Paragraph headings in this agreement are included for convenience only and are not to be used to construe or interpret this Agreement. For purposes of this Agreement, no officer of the Trust who is an employee of any BISYS Entity shall be deemed to be an authorized representative of the Trust for the purposes of giving or receiving any notice, consent, or other communication pursuant to Sections 2, 4(e), 6, 7, 11, 14, 23 or 25 of this Agreement or not in the ordinary course of business. No provision of this Agreement shall be deemed to limit the duties or obligations of Fund Accountant or any other BISYS Entity under any other BISYS Agreement.


                [Remainder of the page intentionally left blank]

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                           INTERNATIONAL CURRENCY
                                           FUND


                                           By:
                                              ---------------------------------
                                           Title:
                                                 ------------------------------



                                           BISYS FUND SERVICES, INC.


                                           By:
                                              ---------------------------------
                                           Title:
                                                 ------------------------------




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                                                            Dated: March 1, 1999

                                   SCHEDULE A
                        TO THE FUND ACCOUNTING AGREEMENT
                                     BETWEEN
                           INTERNATIONAL CURRENCY FUND
                                       AND
                            BISYS FUND SERVICES, INC.


                                      FEES
                                      ----

Fund Accountant shall be entitled to receive a fee from each Portfolio in accordance with the following schedule:

FUND ACCOUNTING FEES
--------------------

                            GROSS FEE PER PORTFOLIO*

                  Two one-hundredths of one percent (.02%) of each Portfolio's average daily net assets up to $500 million

                  One one-hundredths of one percent (.01%) of each Portfolio's average daily net assets in excess of $500 million up to $1 billion

                  Three quarters one-hundredths of one percent (.0075%) of each Portfolio's average daily net assets in excess of $1 billion


         * The average daily net asset value of a Portfolio refers to the amount in the relevant designated currency. All fees are incremental.

OUT-OF-POCKET EXPENSES
----------------------

                  Fund Account shall be entitled to be reimbursed for all reasonable out-of-pocket expenses authorized by section 4 of the Fund Accounting Agreement.

PRORATION OF FEES
-----------------

         The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

         For purposes of determining the fees payable, the applicable rate will be applied on an annual basis to each of the Portfolio's average daily net assets, to the Administrator, the value of the net assets of a particular Portfolio shall be computed in the manner described in the Company's Declaration of Trust or in the Prospectus or Statement of Additional Information respecting that Portfolio as from time to time is in effect for the computation of the value of such net assets in connection with the determination of the liquidating value of the shares of such Portfolio.

         The parties hereby confirm that the fees payable hereunder shall be applied to each Portfolio as a whole, and not to separate classes of shares within the portfolios.



INTERNATIONAL                                  BISYS FUND SERVICES, INC.
CURRENCY FUND

By:                                            By:
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